EXHIBIT 99.1

FTI CONSULTING, #576523

April 29, 2004, 11:00 a.m. ET

Financial Relations Board

Moderator: Diane Hettwer

Operator	Good morning, ladies and gentlemen, and welcome to the FTI Consulting first quarter 2004 results conference call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded today, Thursday, April 29, 2004.

I would now like to turn the conference over to Ms. Diane Hettwer with Financial Relations Board. Please go ahead

D. Hettwer	Thank you. Good morning, everyone, and thank you for joining us to discuss FTI Consulting’s first quarter results. By now you should have a copy of the news release which was issued yesterday afternoon. Before we begin I want to remind everyone that this conference call may contain forward-looking statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time-to-time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission.

We’ll start with management’s opening remarks followed by a Q&A session.

I’ll now turn the call over to Jack Dunn, Chairman and CEO of FTI Consulting. Please go ahead, Jack.

J. Dunn	Thank you very much. And thanks to everyone for joining us this morning. With me are Stu Kahn, sadly for his last conference call; Dom DiNapoli, happily for his first; and Ted Pincus, who will be with us continuing on.

After the upheaval of January we have spent the rest of the first quarter positioning FTI not only for the rest of the year, but for 2005 and for many years going forward. Hopefully you will find us not only a better investment, but an even better company as we make the transition and continue to transition from a predominantly restructuring firm into a firm that has a balanced portfolio, professional financial services to offer its clients.

The quarter saw our mix of business as approximately 39% corporate finance restructuring, 40% forensic/lit and litigation consulting, and 20% economic. For the year as our forensic/litigation practice continues to grow and also economic consulting, we believe that mix will be more like 36% corporate finance restructuring, 42% forensic/litigation and 21% economic consulting.

Even within our corporate finance restructuring practice we would expect to see progress on our initiatives to build interim management, M&A and transaction support practices to further diversify our classic restructuring activities.

Each of our practices is actively hiring at the present time. Forensic/litigation is nicely growing into our expectations for it and economic consulting is exceeding our expectations. During the period we continued our efforts to sign our professionals to longer term contracts and at the present time approximately 105 of our 110 senior level or what would be considered in a partnership/partner level employees are under contractual arrangements with us.

On the management side we have promoted Dom DiNapoli and Barry Kaufman to senior management positions. We have been fortunate to have great professionals like Delane Gray, Roger Carlisle and John Klick lead our practices. New additions to our firm late last year such as Ernie Ten Eyck and his team and Dennis Carlton, Dan Flochel and the folks at Lexecon have significantly not only increased our reputation, but also our efficacy of FTI in the marketplace.

We are working to improve our cost structure in each of our practices and to make our results even more transparent, we have for the first time reported in segments this time so I think we have a lot to talk about this morning. Without further ado I’d like to turn it over to Ted Pincus to discuss the financials. Ted.

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T. Pincus	Thank you, Jack. As Jack said, we continue to increase our disclosure to you and have provided a wealth of information, financial and metric information in this press release.

As Jack said, we are reporting as three full segments beginning for 2004 because that is how we are organized. We were not organized as segments last year and it was somewhat impractical, if not impossible to actually report down to the operating income level for any of our practices as they are presently constituted.

Just want to point out a few highlights. In our P&L you may notice that our direct cost of revenues is higher as a percent of revenues than it has been. We do expect improvement in that and our SG&A also is slightly higher than it had been, again we expect improvement with that. Much of that was as a result of activities in the first quarter that are not expected to continue at that level for the remainder of the year.

I also want to point out that our amortization of other intangible assets which is the allocation of the purchase price of our three acquisitions during the year has grown by over a million dollars as compared to the prior year which as you know is a non-cash charge.

Moving over to our balance sheet. As a result of the change in our business mix, our net days sales outstanding which is the total of our accounts receivable and our unbilled receivables, less our retainer is approximately 75 days. We still consider that to be a good performance for the mix of our business, but we continue to work on improvements to it.

And as we noted in the press release, if I move you over to the cash flow from operations, a good proportion of the increase in accounts receivable was the refund of approximately $10 million of retainers, as Ed pointed out in the press release, in connection with the departures of some of our professionals in the first quarter.

Also on that cash flow, our capital expenditures were $2.8 million, approximately in line with the annual rate of our guidance which was $10 to $12 million for the year. We did go into our revolving credit line to the extent of $23 million in the first quarter. And again as explained in the press release that was primarily as a result of the one time refund of the retainers; the continued, but has now been completed, funding of the working capital of the acquisition of the DAS Group from KPMG; and we had a small amount of additional buy back of shares, approximately $1 million during the quarter.

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Probably the most interesting page in the tables accompanying this press release are the operating results by business segment. Again because we are organized this way this year it is possible for us to present this information. I do want to give you, however, a correction in this table which apparently may have caused some confusion overnight.

Because were not organized as segments last year, but operated more along the view of legal entities, one of our legal entities had elements of both economic consulting and forensic consulting in it and as a result of that let me give you a correction to the fourth quarter of December 31, ‘03.

We reported in the press release that the headcount for forensic and litigation billable was 344. That should have been increased by 368 representing the forensic group that was inside one of our economic consulting practices. Correspondingly, in economic consulting the 179 headcount should have been 155.

The other change commensurate with that is in the outlook section. The 385 headcount billable for forensic is expected to be 409, again for this reclassification, and the economic which was 175 is expected to be 151.

I hope that clarifies perhaps the misunderstandings that arose overnight. We apologize for that.

Continuing on on that page you can see that our utilization of 80% for this quarter was certainly within our expectations and we were very pleased with it. Our corporate finance restructuring practice had utilization of 83% as did our economic consulting practice. Our forensic practice utilization of 76% while slightly below our expectations has been ramping very nicely and very dramatically through the entire first quarter and ended the quarter at a rate well in excess of that.

Our average rate of $357 per hour does exceed our expectations and that is driven primarily by the changes in the mix of our practice toward a more senior mix, as well as some very modest rate increases throughout a portion of the practice.

Our EBITDA margin for the quarter of 22.5% certainly was less than we expected primarily because of the disruptions and costs incurred in connection with that in the first quarter and we do expect improvement in that margin as we move forward through the rest of the year.

Jack.

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J. Dunn	With that, I’d like to open it up to questions.

Operator	Thank you, sir. Ladies and gentlemen, at this time we’ll begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you would like to decline from the polling process, please press the star followed by the two. You will hear a three-toned prompt acknowledging your selection. If you are using speaker phone equipment you will need to lift the handset before pressing the number. One moment, please, for our first question.

Our first question comes from Josh Rosen. Please state your company name followed by your question.

J. Rosen	Thank you. It’s Josh Rosen with Credit Suisse First Boston. Just would like to follow up a little bit and thank you for the clarification on the headcount numbers.

The bill rate guidance that you have for the year as far as your outlook goes actually shows a step down from where you are in the first quarter and you just talked about the progress you made in the first quarter. Is there a reason that the outlook has that embedded within it or is it just a sense of conservatism on that front?

T. Pincus	Josh, we have not effectively changed our outlook for the entire year. To the extent that we are providing an awful lot metrics here, you would expect that some of the metrics will clearly be different than expectations and I think that is the case here. As you can see we really have not changed this outlook from what we produced only a few weeks ago.

J. Rosen	Okay, so just to be clear, there’s not an expectation that the bill rate should come under pressure of any sort, it’s an unchanged guidance metric?

T. Pincus	If anything, Josh, you can see from the first quarter that that would not have been the case clearly then.

J. Rosen	Exactly.

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J. Dunn	Josh, we would also expect that as we go forward we’ll be hiring some more junior people in the forensic/litigation area and also given some plans that we have, we’d be utilizing some more of our traditional corporate finance restructuring people at the lower levels in that practice as well which would also change the mix slightly, but would certainly be a big advantage to the company.

J. Rosen	Okay. Yeah, that makes a lot of sense. The second question I had then is the metric that you’ve historically given out. It might be a little bit more difficult just given the acquisitions and some of that movement, is just attrition levels and where they were running? If I remember correctly they were in the 17% to 18% range as we exited the year.

T. Pincus	Josh, not counting the anomalous departures, they remain at that rate on an annual basis. There has been no fundamental change in our attrition rates other than the major departure situation.

J. Rosen	So that rate being around 18%.

T. Pincus	On an annual basis that’s correct.

J. Rosen	Okay. Thank you very much.

Management	Thank you.

Operator	Thank you. Our next question comes from Marta Nichols. Please state your company name followed by your question.

M. Nichols	Good morning. It’s Marta Nichols with Banc of America Securities. I’m sure there’s a challenge in this, but I’m wondering if you can give us a little bit of color on what you would consider the organic growth rates or rates of decline in each of three major lines of businesses? For example, with the financial restructuring business can you talk about what the organic level of decline there was? For example, excluding the departures and maybe give us some sense of how the acquisitions on a stand alone basis are performing relative to their performance a year ago?

T. Pincus	First, let me take the last part of that first. Marta, we find it almost impossible to do pro-formas for the last year. If you realize that the DAS practice was a sub-unit within a larger unit, within a larger yet unit in KPMG, it really is impractical to do that comparison. Nevertheless with an attempt to answer that question, we believe the organic growth is running at the 10% to 12% rate there.

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With regard to the economic practice, we had predicted it would run at a 10% to 12% rate for the year and it is running slightly ahead of that as we move through the first quarter.

With regard to restructuring, the revenue rate is actually equal to or somewhat better than the revenue rate that we predicted way back in September of 2003 or in other words it is basically a flat business or somewhat slightly improved since that period of time and we don’t expect much movement beyond that for the rest of this year. Clearly on the cost side we’ve had some challenges which obviously we have acknowledged in this first quarter.

M. Nichols	Right. I’d like to come back to the cost point, but just on the last point that you made, Ted, you said that the restructuring business was slightly improved. Do you mean relative to the fourth quarter or relative to first quarter a year ago?

T. Pincus	No, relative to the ... Marta, certainly not relative to the first quarter of a year ago.

M. Nichols	Right, but again I’m talking about exclusive of the departures. I’m just trying to get a sense of same stores sales for example of the consultants that are on staff today and were also on staff a year ago if it’s possible to say anything about that.

T. Pincus	You can see that last year’s first quarter had revenues for the corporate finance practice of $72 million and those revenues are $43.3 million this first quarter. That is of course a very significant decline, recognizing of course that the first quarter of 2003, as we said then, was somewhat of an extraordinary quarter. Everything was running at full speed ahead.

Importantly I think and even more importantly from our perspective was the prediction that we made in September, Marta, that the business had basically reached the trough in terms of its revenues and has basically continued at or slightly above that rate from that time until now.

M. Nichols	That’s really helpful, thanks. And then separately, Ted, you mentioned that both your cost of sales and SG&A were ahead of expectations and I know the press release mentioned some very specific, relatively small dollar amount associated with the departures. But can you give us any sense either in terms of a dollar amount or in terms of sort of a target year end basis how much over your expectations those numbers were in the quarter and what we might expect over the next several quarters.

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T. Pincus	Let me give you a little flavor, just a little flavor. Not all the departures happened exactly on January 28th, Marta. It took some time for people to decide and for FTI to decide how the careers of certain people would be going, whether with us or someone else. Therefore we continued to incur cost, particularly during the months of February and March in connection with those departures.

That subset of the business actually ran at a loss. The old P&M subset ran at a loss effectively until it wound down to zero, it didn’t all stop on January 28th.

Also the month of January itself was quite disruptive not only on the P&M side, but also on the remainder of our restructuring practice as well as a result of the situation. And a lot of that had to sort itself out and obviously there were costs that we incurred as a result of that in addition to the people cost.

But we would expect that the margins would improve throughout the year. One indication of that is for example the month of March when things had tended to stabilize were improved. In addition to which on the SG&A side, we had some advertising programs that had been in place to benefit our overall practices and those are programs that were not expected to continue at the same rate for the remainder of the year.

And last, but not least we did clearly incur some addition legal costs in the first quarter that are not expected to continue at that rate for the rest of the year either.

M. Nichols	Is it possible at all to quantify the dollar amounts either on an annualized basis or on a quarterly basis, how far ahead you were?

T. Pincus	Marta, it is possible to do that, but I don’t think it would be particularly helpful to take any individual expenditure of $1 to $2 million and try to quantify some annual rate in connection with that.

You can see for example that our corporate expenses in total for the quarter were 5.4% which is on average a higher percent of our revenues than we had typically incurred in the past.

M. Nichols	Okay and just a final housekeeping question. You mentioned that there was some shift in terms of the billable headcount numbers for fourth quarter and the outlook for ‘04. Does that at all affect the numbers that you provided in the release prior to the fourth quarter?

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T. Pincus	No, it did not affect the revenue numbers or the EBITDA numbers, it was a misclassification in the headcount numbers only between the litigation and the economic practices.

M. Nichols	But just in the fourth quarter and in the outlook, not in any of the prior quarters?

T. Pincus	That is essentially correct, Marta.

M. Nichols	Okay, thanks.

Operator	Thank you. Our next question comes from Arnold Ursaner. Please state your company name followed by your question.

J. Riley	This is John Riley for Arnie Ursaner at CJS Securities.

Management	Hi, John.

J. Riley	Good morning. The first question I have is related directly to your billable headcount. It looks like you’re building in a pretty substantial increase for the outlook of the year from Q1. Have you made any new hires during the quarter and when do you expect that ramp to pick up?

S. Kahn	This is Stu Kahn, John. There were some hires in the quarter as you can see from the corrected information that Ted has just given you. There were some hires in some of the practices.

Most of the forensic and litigation consulting people, Dom, we expect would be coming on board over the next 6 to 9 months?

D. DiNapoli	Yeah, the goal there is to bring people on as we can deploy them so they’re not sitting on the bench waiting for new assignments. We’re carefully bringing in and ramping up to the levels that you see on the outlook for 2004. That’s the estimated year end number of professionals. They will be brought on board throughout the year as the demand for their services pick up.

J. Riley	Do you expect any problems given the volatility in your stock price and some of the employee attrition you saw in Q4? Do you have any problems in reaching the targeted headcount numbers?

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S. Kahn	We haven’t experienced stock price having any relationship to our ability to bring in people. Anybody that knows FTI and is in the litigation and/or restructuring practices, they see us as a leader and I don’t think we really have run into a problem because of any fluctuation in stock price. Most of the people we’re bringing in are lower levels to balance out the professional ranks. And we’re always looking for senior rainmakers, but the lion’s share of those hires you see are at the middle to lower levels.

J. Riley	Got it. The next question I have is specifically in the economic consulting. You’re forecasting a high single digit drop in the average billing rate and a decrease in utilization from Q1. Could you just give us a little bit of color on that and are these long term sustainable rates or do we anticipate these numbers and utilization going up?

T. Pincus	Let me just reiterate what was said earlier. We did not change each of the individual metrics in our outlook section. Clearly our economic business is doing better than we expected in the first quarter and it may continue to do better than we expected and that would account for any differences in what you see here. It’s really nothing more than our decision not to change the individual metrics which were at generally midpoints of the estimated ranges of performance.

J. Riley	Certainly because that was one of the segments which I had expected some increase.

T. Pincus	And you did see such an increase. You saw higher utilization than we would have expected. You saw higher average rate. You saw also a much higher margin compared to its revenues and very honestly most of its public competitors.

J. Riley	And then just one last question. Are you still looking at additional acquisitions, or are you focused on the integration for this year?

J. Dunn	It’s not an either/or for us, we continue to, because we need to, keep abreast of our clients’ needs, to review and pursue acquisitions. We, however, also have people who are dedicated to the integration side.

J. Riley	Great. Thank you.

Operator	Thank you. Our next question comes from Adam Waldo. Please state your company name followed by your question.

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M. Keating	Good morning. Matt Keating, Lehman Brothers, standing in for Adam Waldo. First of all, thank you for the greatly increased transparency on clearly historical segment operating results and drivers included in the press release. To that end, could you please provide more specifics on the cost containment actions and consultant utilization improvement steps being contemplated for the balance of 2004 at the corporate finance restructuring segment?

J. Dunn	Dom, maybe you could take that one.

D. DiNapoli	Okay. In the first quarter it’s no secret that particularly on the restructuring side our revenues have flattened. Hopefully they’ve bottomed out, but never say never. We’re hopeful that over the next 9 to 12 months we’ll see some more action in that particular line of business, but right now we’re planning for it to be relatively flat.

And for that reason in the first quarter we’ve identified and executed on approximately $6 million in cost reductions just in that area. Most of that coming out of employee costs through headcount reduction and we’re also looking at some comp reductions, yet providing people with the ability to earn it back if their performance picks up.

So out of the $6 million probably $4 million, $4.5 million came from headcount reductions, primarily at the senior level.

M. Keating	Great, thank you. Additionally your hiring plans for the balance of the year, is it right to assume then that’s all on an organic basis in your guidance for 2004?

T. Pincus	That is correct, yes.

M. Keating	Okay, great. Thank you very much.

Operator	Thank you. Our next question is from David Gold. Please state your company name followed by your question.

D. Gold	Good morning. It’s Sidoti & Company. On the restructuring side of the world, can we talk a little bit, and maybe this is best for you, Dom, about the timetable that you’re looking at? I’m sure you’ve made some headway and I guess you alluded to some in the press release as well as we kind of got through the quarter. And now that we’re sort of without those issues, does it take us another quarter or two to kind of start to see some recovery? Is it a slow process, will it be quick? Just by way of margin we’re talking.

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D. DiNapoli	I think you’ll see some margin recovery over the next probably 3 to 6 months. You know it’s largely due to flat revenues. You can’t pull costs out quick enough because taking costs out, particularly on the people side, there are severance costs that offset some of the near term benefits, so you don’t feel the results right away. But the plans we’ve got in place we’ll start seeing again over the next 3 to 6 months probably and hopefully by then we’ll start seeing some revenue pick up also.

D. Gold	Okay. And then, Jack, could you speak for a little bit about two things? Number one, the costs or how we should view basically the additional contracts that you guys were able to secure over the last couple of months, number one. And then number two, the costs basically these days of adding people, if it’s become more expensive to bring people on or if people are still kind of available particularly in the forensic side of the world.

J. Dunn	First of all, on what we’ve done to date is we typically have gone to try to get people to sign somewhere between 3 and 6 year contracts and what we’ve done is offer them basically a good, solid, in effect floor on their salary for that period. So the quid pro quo is that they would get an effect date, guaranteed kind of salary for a period of years that would have some flexibility in it to be reduced in times of economic necessity. But also obviously the ability to increase because we think these are the people that will be the movers and the shakers for our company for some period of time.

In addition, in some cases where the person’s been here a long time and it warrants, we have some equity inducements that we might use such as stock options, things like that and it’s been very well received. In fact the whole company has I think rallied together very much in the face of January and is moving forward and interested in moving forward and still believes we have an exceptional platform here.

D. Gold	Okay and as far as recruiting these days?

J. Dunn	Recruiting is ... at the entry level jobs, we have a very interesting job offering to make people. We’ve always paid good wages. We’ve always been very competitive. The work that we do still tends to be the most interesting work in the world so we have an advantage there.

On the senior people as always for the people that you want, the price of poker has gone up. Although I will say that we’re seeing

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some very interesting opportunities as the effect of Sarbanes-Oxley. After Sarbanes-Oxley there was a lot of movement of people around so they’re still trying to figure out if they can work easily in the new harness, so we are seeing some opportunities there from people who are perhaps one step removed from a Big 4 firm where they were before so we have some opportunities there.

I haven’t seen a dramatic increase in the price of either a signing bonus or anything else to get those people to join us at this point.

D. Gold	Okay and then just lastly, you commented that you have given out either some equity or options as you bring people in. As we start to think about next year, do you guys have a plan or a thought in place as to whether you’ll be shifting to restricted stock or stock options can you say of stay as you have to start to expense these things?

J. Dunn	As you look back, the bulk of our options have been in connection with acquisitions where people had an ownership interest in their prior organization through a partnership interest or whatever, so on an ongoing basis we have no problem with using restricted stock. In fact I think we have a problem with valuing stock options at the Black Scholls value and I think we’re not alone in that, so I think it’s just we need to wait and see. Even the strongest proponents don’t advocate taking a charge at that amount.

I think we need to see where we come out on the economic impact of stock options. We have always been in favor of restricted stock because in that case the employee has a real economic value there, not just based on the vagaries of the stock market, but a real economic stake in the company. So we’re not afraid of that and we think we can accommodate that within our existing structure.

D. Gold	Gotcha. Perfect, thanks so much.

Operator	Thank you. Our next question comes from Raj Sharma. Please state your company name followed by your question.

R. Sharma	This is Raj Sharma of Merriman Curhan & Ford. Hi, guys.

Management	Good morning.

R. Sharma	Good morning. I have a question on the cost and related to that, the revenues have been good, the margins have come down as we talked about. This quarter EBITDA margins were closer to 22%, but the outlook for the year is closer to 26%. Should we expect margins much higher than 26% in the coming quarters?

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T. Pincus	Raj, let me put it this way. Our economic consulting practice has excellent margins. Our forensic and litigation consulting practice has excellent margins and has room for improvement. Our corporate finance restructuring practice for the first quarter did not have good margins and you’ve heard some of Dom’s plans for improvement. Whether or not the total of that improvement would take us beyond our guidance to 25% or not, I couldn’t predict that right now, Raj. We’re staying at this point with the guidance that we have given within the slightly modified ranges that we gave.

R. Sharma	Okay, I have a follow on question. Are the compensation levels of cost on an average, have they gone up, have you seen that? Is that what’s affecting the costs at all?

T. Pincus	It has to be relative. I mean obviously what we are saying here is that most of the increase or should I say the decrease in our margins has been the increase in direct costs relative to revenues and direct costs are comprised primarily of compensation. However, it is complicated with some of the one-time compensation situations that arose in the first quarter.

If you’re asking are there some pressures intrinsically in any of our practices in terms of the ratio to revenues, yes, there are in the restructuring practice and that’s what Dom was addressing.

R. Sharma	Right, I just wanted to understand if ongoing there are compensation pressures versus one-time.

T. Pincus	In one of the practices and that’s exactly what Dom was addressing.

R. Sharma	And then just my last question, can you give us some color on what kind of pick up if at all you’re seeing in the restructuring side of it, on the high yield workout, with pre-bankruptcy work, how is that looking right now?

J. Dunn	The one bright area on the restructuring corporate finance side is interim management. We’re making investments in that area. We brought on a senior person and we just received our first success [inaudible] and we’re looking forward to that space being one that’s going to generate some more opportunities for us because unlike some of our competitors, we’ve got a lot more or greater scope of services that we can bring to a situation so we can bring in a

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complete firm to help a company rather than just an individual and that is an area that we’ve got high hopes for and hopefully over the next couple of quarters we’ll be announcing some big wins.

As far as the balance of the practice, it’s pretty flat, just the number of opportunities are fewer. We’re still getting more than our fair share because we still think we’ve got the best practitioners in the business, but we just get fewer times at the plate.

R. Sharma	And then what’s happening in Europe, could you give us some progress in Europe on the restructuring side?

J. Dunn	Our Europe restructuring practice is on plan. We haven’t added more people yet, but we’re evaluating sending more people to Europe and recruiting in Europe for local practitioners to help in the local market. Right now we’re primarily servicing our U.S. clients that need assistance in cases in Europe.

R. Sharma	Great, thank you.

Operator	Thank you. Our next question is from Patrick Swindle. Please state your company name followed by your question.

P. Swindle	Avondale Partners. In looking at the competitive landscape and restructuring, have you noticed a change in the pricing environment for new engagements given that there are far fewer new engagements relative to last year?

J. Dunn	In restructuring we haven’t felt any pressure on pricing yet. When a company’s in trouble, they just go out and get whoever they think can fix them. You can’t afford to hire someone based upon price. That’s the good news there. But we have heard rumors, I’m not sure, we haven’t verified, but some of our competition are considering dropping some prices and maybe have dropped some prices just as a competitive advantage in their mind against us or others that are holding the line because we think we provide the premier service and historically our clients and prospective clients have been willing to pay for the best talent.

P. Swindle	And then the second question, when the conference calls started talking about the departure of the Policano Manzo Group you talked about trying to reposition some of the resources to focus on the creditor side that would not be covered as well in their absence. What have you all done in that area to penetrate those engagements with the other side of the house?

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J. Dunn	Well the engagements that the Policano and Manzo people took were engagements that they had been working on for many years in some instances. The larger cases had been going on in excess of 12 months, in some cases 18 months, so it would just be totally impractical to keep those cases, although Bob Manzo, who is still with us, is working on some of those cases as the lead person because of his senior level and his skills.

As far as moving people and creditor aside, the team that’s left is the Legacy PricewaterhouseCoopers team which historically our work had been roughly 50% creditor side and 50% company side anyway. We had many of the relationships in the same institutions as the Policano & Manzo people had, yet they were different individuals.

We still continue to work with the banks, work with unsecured creditors committees, as well as going directly to companies that are experiencing financial difficulties. And oftentimes it’s the banks themselves that recommend us to their troubled credits because they’ve worked with us in the past and they believe we know how to get a job done quickly.

P. Swindle	And so you would say that you would not necessarily have seen a change in the relationships with those banks?

J. Dunn	That’s correct. We continue to work with the banks that we’ve always worked with in the past which are most of the major money center banks in the country.

P. Swindle	Thank you.

Operator	Thank you. Our next question comes from Jonathan Schaeffer. Please state your company name followed by your question.

J. Schaeffer	I’m with Kramer Spellman. I have a few questions. First, some of the concerns about FTI concern the attrition rate at your firm. Would you say that the attrition rate is materially out of step with your peers and if so is there a reason for that?

T. Pincus	Actually we believe that our attrition rate is somewhat better than our peers and it has room for improvement as well. Historically we’ve had even lower attrition rates than the roughly 18% annual rate we’re experiencing right now and we would hope as time passes to focus on and continue to improve it.

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J. Dunn	Over the last 2 years we’ve grown tremendously and we’ve changed the whole structure of the company, bringing in a lot more less experienced professionals, some with only 2, 3 years out of college of experience. And with that, it’s our experience like the accounting firms, that there is a large amount of turnover where they’re trying to feel their way around, trying to figure out whether or not this is a business that they want to be in.

This is a business that is very demanding on your professional and personal life, to the extent someone thought they didn’t mind traveling 5 days a week to work on cases, but when they’re actually in the battlefield they get fatigued and they decide to do something else. Many of our staff go back to college for Master’s degrees, so it’s a part of doing business when we’ve got a much more diversified staffing complement to have high turnover, relatively higher turnover.

I don’t think anything under 20 is high. I think anything under 20 is pretty good when you compare us to these large accounting firms which historically have been our biggest competitors and it’s just our job to replace the individuals that decide they want a different career path with new people.

J. Schaeffer	As an 18 month consultant a while ago who discovered flying out of town 4 days a week was less fun than was promised, that explanation makes sense.

Question number two. On prior calls you’ve said the departure of your P&M staff you expected net/net was not going to have an impact on business generation in your other lines of business, in economic consulting, in the litigation consulting. Do you still see that to be the case?

T. Pincus	Yes, we still believe that to be the case.

J. Schaeffer	Okay, great. The final question is, going through the press release you say January and February, if I’m correct, were below expectation months whereas March picked up appreciably. If I’m correct, your original guidance for the year was issued on February 9th and then that was reconfirmed on February 19th. Is there a reason then if January and February were seen to be running below expectations, that the guidance was reiterated on February 19th?

T. Pincus	Allow me to answer that. The one thing that would have been crystal clear to us by Feb 19 would have been revenues for January and

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there was absolutely no difference and if there was any difference it was better than we had expected as you can see from the actual results.

A lot of the cost cuts have settled themselves out and settled themselves down and obviously we were focusing in that period from Jan 28th, not through Feb 19th, not only on the disruption itself, but also literally at the same time as we were preparing for our fourth quarter earnings release, closing our books, etc., etc. So it was not practical for us to have had a good estimate for February, by Feb 19th itself, again on the cost side and of course it did continue somewhat into March as well.

J. Schaeffer	Okay, thank you.

Operator	Thank you. Our next question is from Ted Brynn. Please state your company name followed by your question.

T. Brynn	Hi, guys, it’s Ted Brynn with Western Reserve Capital management. I was trying to get my arms around the ... am I right to assume based on the change in the fact that you’re giving your revenue guidance consistent but your EBITDA and EPS guidance are coming down by what appears to be essentially just the delta in the first quarter. Does that mean that your margins as you had outlined them in prior guidance periods are actually going to be consistent going forward or am I missing something?

T. Pincus	You’re not really missing anything. You’re not missing anything with that. The change in our guidance was fundamentally to take the cognizant of the results of the first quarter.

T. Brynn	Okay so essentially you’re saying the delta between the first quarter’s performance and the rest of the year are the one time items?

T. Pincus	Well they weren’t all one-time items of course. Some of them where structural which Dom has addressed, but which we believe will work themselves out. That’s the answer to it. We do not expect at this point that the rest of the year would be dramatically changed.

T. Brynn	Okay, thanks. And if I could just follow up, you said March was better from a margin perspective. Can you give us some clarity on the March EBITDA margins?

T. Pincus	We don’t normally report on any given month as you might expect and I’m not looking forward to doing that. I did bring it up simply as

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an explanation as to comparative between January and February. But just since you’ve asked the question, to give you a little flavor for example, the margins in the corporate finance restructuring practice returned into the 30s.

T. Brynn	Alright. And then the integrations of the acquisitions you guys did last year, those are going smoothly?

J. Dunn	The integration of the DAS practice and especially their working with the existing corporate finance restructuring practice has gone exceptionally well. And Lexecon, because they had folks out in Chicago and in Harvard Square, has gone a little bit slower because they are a different type of business traditionally, they had different systems, they have a different skillset. Given their absolute unbelievable prolificness or whatever, we have some conflict issues there and things like that, but they are in terms of ... we also had different goals for them in terms of integration.

In terms of the forensic/litigation and the corporate finance restructuring people, we firmly believe, especially at the more junior levels, they have complementary skillsets and can work on each other’s jobs. That was not in our view for the economic consulting practice. Our view there was because of their tremendous relationships and because of their reputation in the marketplace that they would provide an exceptional entre for our other businesses as they become comfortable with our other people. We are seeing them start to provide introductions and that kind of thing, so from that standpoint it’s going very well. But the actual day-to-day integration will be a little bit slower than we would usually encounter.

T. Brynn	Gotcha. And then you guys are suing the folks that left, is that right?

J. Dunn	Correct.

T. Brynn	How’s that going?

J. Dunn	We’re in the early pleading stages, so there’s really nothing to report on that.

T. Brynn	Okay, alright. Good. I appreciate your time.

Operator	Thank you. Our next question is from Bill Warmington. Please state your company name followed by your question.

B. Warmington	Can you hear me now?

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Management	Yes.

B. Warmington	Sorry, my mistake. Bill Warmington from Suntrust Robinson Humphrey. A question for you on how you think Q2 is going to look at a high level top and bottom line. Given the changes that you’ve made in the business, Q1 doesn’t seem like a very good indication of what the company’s going to look like going forward. To help us in the modeling of that, I just wanted to ask for some high level guidance there.

T. Pincus	Bill, the pattern for the year, and we apologize if we didn’t make this abundantly clear.

B. Warmington	You probably did, but I probably had my phone off the wrong way.

T. Pincus	With respect to the following, two of our practices were expected to have 10% to 12% growth and one of the practices, restructuring, was going to be flat at the revenue line with all of the practices affected as customary in the third quarter primarily and a little bit at the end of the second quarter by vacations of people and clients so that you would expect that kind of pattern.

We don’t give quarterly guidance because the nature of this business is such that the range of volatility in any given quarter is much greater than it is for the year taken as a whole. With that said, we would expect to see improvement as the year goes on subject to what I just said about the third quarter, culminating with a much improved fourth quarter with the grand total equaling the range of our guidance.

B. Warmington	Gotcha. Now that everything has settled down I wanted to ask for the count of the senior managing directors and ask a little bit about how many of those are under contract and if those are still 2 year plus type arrangements.

S. Kahn	Jack actually did answer that question, but allow me to repeat it, please. We have approximately 110-111 senior managing directors, 105 of which (that is an exact number) are effectively under contract.

B. Warmington	Perfect. And I wanted to ask about, Dom had mentioned in his comments, talking about revenue pick up going over the next 3 to 6 months and just wanted to ask a little bit about what was going to drive that pick up.

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D. DiNapoli	It was a revenue pick up. We thought that the EBITDA would improve over the next 3 to 6 months from the cost savings that was implemented in the first quarter. Corporate finance we’re looking at being relatively flat for the year.

B. Warmington	Okay, but for the other two practices where you’re seeing the 10% to 12% growth, can you talk a little bit about what the drivers are for that?

D. DiNapoli	I’ll talk to the forensic and litigation. That practice has picked up steam nicely on a month-to-month basis. January was a slow start, but they just came on board and we’re seeing literally weekly improvements in utilization and activity with respect to securing new engagements. We’re just hopeful that they will just naturally pick up to the point where we had expected them to as far a revenues for the year.

S. Kahn	Bill, part of the drivers have to do of course with some of the improvements in our economy and there is some thought of course that the litigation type practices tend to do somewhat better in better times. Also these businesses are not as finitely market constrained if there is such a term where the restructuring business might be so it is very possible for us to continue to grow in those businesses without coming anywhere near what might be the size of the markets which are almost inestimatable.

Our litigious and regulated society doesn’t appear to be changing and with the new regulations that are coming into play, even under Sarbanes are continuing to drive Boards into seeking outside assistance when it comes to some of the difficulties that companies face. FTI is well positioned to take advantage of all those opportunities.

B. Warmington	Do you feel you’ve got the scale you need in the three segments you have and do you feel you need to add a fourth segment?

J. Dunn	I think we absolutely have the critical mass that we’ve been looking for to continue our presentations into the board rooms of the Fortune 500 and say that we are the, we used to be the alternative, but now maybe even the preferred provider to the Big 4 on some of the services they need, that they’re now not as sanguine about purchasing from their traditional sources under Sarbanes-Oxley.

Just to add a little bit on the market front. The economic consulting has always been a vibrant beneficiary of increased M&A activity and

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antitrust activity. And literally as the antitrust activity moves from a national to an international flavor, you can’t help but pick up the paper every day and see the potential marketplace for a firm like Lexecon or for our folks down in Washington, John Klick, Chris Kent and Mike Barenowski, so it’s a very fertile marketplace for them right now.

B. Warmington	Alright, well thank you very much and I apologize for the technical difficulties.

Operator	Thank you. Our next question comes from Shireen Qadri. Please state your company name followed by your question.

S. Qadri	Pilot Advisors. I was just wondering if you could comment on what a rising interest rate environment might have on your bankruptcy business and that if rates, I don’t know to what extent they go up, when you might start to see perhaps even an improvement from your guidance that you stated today in that business?

S. Kahn	Dom?

D. DiNapoli	Well to the extent rates go up, obviously a company’s got to spend more money on interest expense. Some of the deals that have been done recently you’re not going to feel that for 6 to 9 months and interest rates are going to have to come significantly higher obviously than what they are now. But that is certainly one of the things that we watch, that and issuance of more speculative type debt to put Band-aids™ on some of the operating problems that some of these companies really have.

And that’s really been the problem that we’ve had on the restructuring side where the banks had basically stopped making loans for a while and then when companies started getting in trouble the high yield market was very fertile so that was putting Band-aids™ on some of these problems. Ultimately though interest payments are going to have to be made and to the extent rates are higher some of those payments are going to be defaulted or covenants are going to be breached.

S. Qadri	Thank you.

Operator	Thank you. Our next question comes from Bill Sutherland. Please state your company name followed by your question.

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B. Sutherland	Boenning & Scattergood. Good morning, all. Ted, I apologize, I got connected a little late. Did you address DSOs?

T. Pincus	Yes, I did. Bill, they’re running net/net of retainer it was about 75 days which is very good performance, frankly, but nevertheless still needs improvement and we do expect it to improve. Much of that is caused by the difference of our mix of business today than it was in the prior year.

B. Sutherland	Right, the restructuring being lighter.

T. Pincus	And the economic and forensic being heavier and those businesses have almost two stage billings where you tend to bill a major law firm for example and then that law firm in turns bills the client and so forth so that the nature of that business has higher DSOs than we’re structuring in addition.

B. Sutherland	So when you look at a peer group in that sector, Ted, you feel pretty good?

T. Pincus	We feel very good compared to peer groups, yes.

B. Sutherland	But can you get below 70 again now?

T. Pincus	Well you know years ago when we reported to you that we were at 90 we eventually fell down to below 50 so I would have to tell you it continues to be a focus of FTI and whether we can get below a particular number by a particular time I don’t want to commit to, but we work on it.

B. Sutherland	Okay. And the cash flow impact of the acquisitions, working cap in Q1. Does that essentially go away in the forward quarters?

T. Pincus	That is correct, Bill. That is correct, we are not supplying any further working capital to any of the acquisitions.

B. Sutherland	Okay and then last thing, I just got distracted when you were addressing with Bill the sequence of quarters from a high level and you said the Q4 would be the big pick up?

T. Pincus	No, it’s more like our traditional pattern where Q4 we would expect to be our best quarter, with the third quarter being light for all the usual reasons and the second quarter sometimes about the same as the first quarter, sometimes somewhat different. This first quarter of course is anomalous. But, no, not a drive pick up, there’s no hockey stick here.

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B. Sutherland	Okay, but I mean I didn’t know with this mix maybe if Q4 did have a little bit more of the holiday/vacation ...

T. Pincus	We don’t seem to be as affected by the holidays in the fourth quarter taken as a whole as you might think intellectually we would be.

B. Sutherland	And then I get asked now what kind of grower is FTI and you’ve addressed the organic growth expectations for the three groups this year. Ted, is there a long term kind of target growth rate you want to have for this ongoing mix of business you have now?

T. Pincus	Well you know, Bill, the fact that the restructuring business is flat, and we do expect it to resume, as Dom has pointed out, probably early to mid next year. When that business is at its peak as you know it can start growing with well over 20% in any given year-to-year comparison until the next cycle hits. That kind of growth would probably average out to 15% or so for the company taken as a whole at that kind of time which is where we had been for many, many years.

B. Sutherland	Right, but lower double digit for the other two groups, at least for the time being?

T. Pincus	That is correct, Bill.

B. Sutherland	Okay. Thank you all.

Operator	Thank you. Our next question is a follow up question from Marta Nichols. Please go ahead.

M. Nichols	Thanks. You guys have mentioned a few times on the call today Sarbanes-Oxley being a driver of demand and we’ve certainly heard from a lot of companies that the activity around Sarbanes-Oxley has picked up quite a bit in the last couple of quarters. Can you give us some sense of the magnitude either specifically or generally of the impact to forensic accounting and your other practices from Sarbanes-Oxley requirements?

J. Dunn	I want to make sure that we’re not confused. We don’t go in and do 404 internal audits and things like that, so we’re not a beneficiary in that regard.

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M. Nichols	Right, I understand. I know it’s had an impact for you in the sense that forensic accounting has had some work there.

J. Dunn	Right and it’s hard to, I mean corporate fraud, etc., we use it a little bit as a euphemism for our corporate fraud practice, white collar crime and that kind of thing. To the extent that corporate governance is a focus of the world and we believe not just as a spike, but as a trend. It’s done everything from allow us to have folks like the PwC folks and the KPMG folks join us because without Sarbanes-Oxley they would have never left those two homes, to going down to the work that we’re getting with an Ernie Ten Eyck whose specialty is securities litigations, things like that which is an embedded practice in our forensic/litigation consulting. And he came to us because he thought he might be able to do some bigger projects and certainly he’s exceeded expectations.

To the fact that looking at the new client list the other day, seeing a couple cases that were on there where we were directly the beneficiary of getting them because they were choosing a non-4 person to do the internal investigation. But it would be impossible to quantify the amount, but I think it would be probably safe to say that in an atmosphere of cases like Freddie Mac and things like would not have come our way absent Sarbanes-Oxley type of environment.

M. Nichols	Okay. And then separately, Jack, I think you mentioned that on Lexecon that the somewhat slower integration there in part was driven by some conflict issues. Can you flesh that out? Were you talking about client conflict issues or system conflict issues?

J. Dunn	No, just talking about generally business conflicts. You know as I say they are the first choice of a host of people and we obviously have a fairly good client book already so we’re just getting used to each other in our modes of business and how we accept engagements and that kind of thing.

M. Nichols	To make sure essentially that you’re not trying to serve the same client in your two different ...

J. Dunn	No, no, we are happy to serve the same client in all kinds of matters, we just don’t want to find ourselves against each other.

M. Nichols	Right. Were there any conflict issues when you acquired Lexecon; i.e., did you have customer overlap or you had opted out of some engagements?

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J. Dunn	It was not very large at all actually.

M. Nichols	Okay, thanks.

Operator	Thank you. Ladies and gentlemen, if there are any additional questions, please press the star followed by the one at this time. And as a reminder, if you are using speakerphone equipment you will need to lift the handset before pressing the numbers.

Gentlemen, we have no additional questions. Please continue.

J. Dunn	Okay. With that I’d like to thank everybody for being with us today and I’d like to thank Stu Kahn for being with us for the last five years. Despite some bumps here recently it’s been a tremendous growth and creation of a company. We provide jobs now for 1,000 people who those 1,000 people provide exceptional returns for a whole lot of other people.

And we wish Stu the very best in his future endeavors. He has agreed to be a consultant with us over the next several years and we wish him the best. And again thank you all for being with us.

Operator	Ladies and gentlemen this concludes the FTI Consulting first 2004 quarter results conference call. If you would like to listen to a replay of today’s conference, you may dial 303-590-3000 or 800-405-2236 followed by access number 576523.

Once again we thank you for your participation. Have a pleasant day and at this time you may disconnect.

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